EXHIBIT 99.1

Digital Locations Adds 20,000 Bigbelly Locations to Its Roster of 5G Cell Sites

Agreement will allow the Company to accelerate the buildout of carrier small cells and new private networks nationwide

Santa Barbara, CA - April 12, 2022 - Digital Locations, Inc. (DLOC), the leading aggregator and marketplace for small 5G cell sites, today announced that it has entered into an agreement with Bigbelly to market approximately 20,000 locations to the Digital Locations small cell network of potential sites.

Bigbelly has deployed over 65,000 smart waste solution units worldwide, with approximately 20,000 of those in the US. They are the world leaders in waste and recycling solutions for public spaces (i.e. municipalities, campuses, retail venues, public transit systems, airports, hospitals, and mixed-use parks). Further enhancing the landscape and community experience, Bigbelly provides an innovative multi-purpose platform to host communications infrastructure – the Telebelly.

As a result of this agreement, Bigbelly and Digital Locations seek to be one of the first teaming arrangements to solve the outdoor/indoor 5G cellular signal problem by providing a solution to where people frequent the most, such as busy cities and towns, campuses and corporate settings. Using these locations for 5G small cells and private networks using CBRS frequencies will give all these venues better communications options without adding huge installations to the landscape.

Alex Gamota, Bigbelly Senior Vice President of ICT, stated, “We are excited to team with Digital Locations to accelerate the deployment of robust and easy to operate wireless connectivity networks for our carrier and property owner customers. By design, Bigbelly’s Waste and Recycling stations are situated 'where the people are'. Improving connectivity not only supports information and communication technology applications; the Telebelly platform also optimizes daily operations and enhances the overall quality of life.”

“We are thrilled to announce this partnership with Bigbelly which will help bring greater 5G connectivity to the places most frequented by consumers,” said Rich Berliner, CEO of Digital Locations. “Bigbelly’s locations will give us the ability to assist our customers in expanding their wireless footprint using 4G, 5G and CBRS technologies. The opportunity for parties to work with us and buildout their networks quickly and easily creates a terrific value proposition.”

About Bigbelly

Bigbelly is the world leader in public space Waste & Recycling solutions. With over 65,000 stations deployed around the world and in all 50 states, it is a ubiquitous part of our landscape. Municipalities, campuses, retail venues, public transit systems, airports, hospitals, and more are all members of the global Bigbelly community. Further enhancing public spaces, Bigbelly provides an innovative multi-purpose platform to host communications infrastructure – the Telebelly.

To learn more about Bigbelly please visit www.bigbelly.com

About Digital Locations, Inc.

Digital Locations, Inc., is the leading aggregator and marketplace for small 5G cell sites. 5G wireless networks are expected to be 100 times faster than current 4G LTE networks. This will enable global scale killer applications such as self-driving cars, the Internet of things (IOT), mobile streaming of 4K videos, real-time hologram-based collaboration, and lag-free high definition gaming. To realize this vision, many new 5G antennas are needed because high frequency 5G signals cannot travel farther than 100 meters. It is estimated that more than 1 million new 5G cell towers must be added in the United States alone. We currently have rights to more than 110,000 pre-qualified wireless cell sites that can be developed to help meet the demands of 5G networks. Using our patented software system, network operators such as Verizon, AT&T and T-Mobile Sprint can easily contract with site owners all over the U.S, to quickly build out their wireless networks. Our goal is to continue to acquire the rights to more sites and become a “landlord” of tomorrow’s wireless communications assets.

To learn more about Digital Locations please visit www.digitallocations.com

Safe Harbor Stmt: Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein, and while expected, there is no guarantee that we will attain the aforementioned anticipated developmental milestones. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

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